Exhibit 15.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of FLJ Group Limited on Form F-3 (File No. 333-258187) of our report dated January 20, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern and emphasis of matter related to events (unaudited) occurred after the report date with respect to our audits of the consolidated financial statements of FLJ Group Limited as of September 30, 2022 and 2021 and for each of the three years in the period ended September 30, 2022, which report is included in this Shell Company Report on Form 20-F.

We were dismissed as auditors on June 30, 2023 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in this Shell Company Report on Form 20-F for the periods after the date of our dismissal. We also consent to the reference to our firm under the heading “Experts” in the Form F-3 (File No. 333-258187).

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

December 28, 2023

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com